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                                                                  Exhibit (4)(e)


                               FIRST AMENDMENT TO
                  SECOND AMENDED AND RESTATED RIGHTS AGREEMENT


     This First Amendment (the "Amendment"), dated as of February 20, 1996, to the Second Amended and Restated Rights Agreement, dated as of November 21, 1995 (the "Agreement"), is entered into by and between Sundstrand Corporation, a Delaware corporation (the "Company"), and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agent").

     The Company and the Rights Agent agree as follows:

     1. Section 1(f) of the Agreement is hereby amended in its entirety to read as follows:

     (f) "Common Stock" shall mean the Common Stock, $.50 par value, of the Company, except that "Common Stock" when used with reference to stock issued by any Person other than the Company shall mean the capital stock with the greatest voting power, or the equity securities or other equity interest having power to control or direct the management of such Person or, if such Person is a subsidiary or another Person, of the Person which ultimately controls such first-mentioned Person and which has issued and outstanding such capital stock, equity securities or equity interests.

     2. Section 11(n) of the Agreement is hereby amended in its entirety to read as follows:

     (n) Anything in this Agreement to the contrary notwithstanding, in the event that the Company shall at any time after the Amendment Date and prior to the Distribution Date (i) declare a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares or (iv) issue any shares of its capital stock in a reclassification of the outstanding Common Stock, the number of Rights associated with each share of Common stock then outstanding, or issued or delivered thereafter but prior to the Distribution Date, shall be proportionately adjusted so that the number of Rights thereafter associated with each share of Common Stock following any such event shall equal the result obtained by multiplying the number of Rights associated with each share of Common Stock immediately prior to such event (or, in the event that any adjustment is made in connection with such event by reason of Section 11(i), after such adjustment) by a fraction the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the occurrence of the event and the


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     denominator of which shall be the total number of shares of Common Stock outstanding immediately following the occurrence of such event.

3. The first full paragraph of the text of Exhibit A is hereby amended in its entirety to read as follows:

                This certifies that __________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Second Amended and Restated Rights Agreement, dated as of November 21, 1995 (the "Rights Agreement"), between Sundstrand Corporation, a Delaware corporation (the "Company"), and Harris Trust and Savings Bank, a national banking association (the "Rights Agent"), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 P.M. (Chicago time) on May 11, 2006, at the principal office of the Rights Agent in __________, one fully paid, non-assessable share of the Common Stock, $.50 par value (the "Common Stock"), of the Company, at a purchase price of $200 per share (the "Purchase Price"), upon presentation and surrender of this Rights Certificate with the appropriate Form of Election to Purchase duly executed. The number of Rights evidenced by this Rights Certificate (and the number of shares which may be purchased upon exercise thereof) set forth above, and the Purchase Price set forth above, are the number and Purchase Price as of November 21, 1995 based on the Common Stock of the Company as constituted at such date.

4. Notwithstanding anything to the contrary contained herein, this First Amendment shall be effective prior to the two-for-one stock split in the form of a 100% stock distribution on the issued shares of Common Stock of the Company as declared by the Company's Board of Directors on February 20, 1996, such that any adjustments contemplated under terms of the Agreement as amended by this First Amendment to reflect a stock split shall be made to reflect the said stock split declared by the Company's Board of Directors on February 20, 1996.


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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested as of the day and year first above written.


Attest:                                   SUNDSTRAND CORPORATION




By:/s/ William R. Coole                   By:/s/ Richard M. Schilling
   ----------------------                    ------------------------
   William R. Coole                          Richard M. Schilling
   Associate General Counsel                 Vice President and General
   and Assistant Secretary                   Counsel and Secretary



Attest:                                   HARRIS TRUST AND SAVINGS BANK


By:/s/ Edward A. Gurgul                   By:/s/ Wendy Ryter Gimbel
   ----------------------                    ------------------------
   Name:  Edward A. Gurgul                   Name:  W. A. Ryter
   Title: Trust Officer                      Title: Trust Officer